Exhibit 99.3

Amendment to Lock-Up Agreement

This Amendment, dated as of June 21, 2017, amends that Lock-Up Agreement, dated April 20, 2017 (the “Lock-Up”), made by Hillair Capital Investments, L.P. (“HCI”) in favor of Joseph Gunnar & Co. (‘Gunnar”). Capitalized terms used herein and not defined in context have the meanings given to them in the Lock-Up.

The parties hereto hereby agree as follows:

1.             The Lock-Up is intended to be and is binding on any transferee of HCI.

2.             HCI has agreed to transfer not fewer than 815,000 shares of the Common Stock (the “Transfer”) pursuant to the terms of that letter agreement between HCI and the Company and dated as of June 16, 2017 (the “Letter Agreement”). Gunnar acknowledges that is has received a copy of the Letter Agreement.

3.             Gunnar consents to the Transfer provided that HCI shall satisfy one or more of the following: (a) the transferee shall have executed a 180 day lock-agreement substantially in the form of the Lock-Up Agreement, (b) the certificate representing the shares so transferred shall bear a legend, or if the shares are uncertificated the transferee shall receive notice in the manner provided in Section 151(f) of the Delaware General Corporation Law, that the Common Stock is subject to the Lock Up Agreement, or (c) there shall be in place a stop transfer instruction to the transfer agent instructing that such shares not be transferred within 180 days of the date of the final Prospectus.

4.             Except as modified hereby, the Lock-Up remains in full force and effect.

[Signature Page Follows.]

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

HILLAIR CAPITAL INVESTMENTS L.P.

By:	Hillair Capital Advisors LLC
Title:	Managing Member

By:	/s/ Sean M. McAvoy
Name:	Sean M. McAvoy
Title:	Manager

JOSEPH GUNNAR & CO

By:	/s/ Eric Lord
Name:	Eric Lord
Title:	Head of Investment Banking/Underwritings

[Signature Page to Amendment to Lock-Up Agreement]